CONTACT:	William S. Aichele UNIVEST CORPORATION OF PENNSYLVANIA Chairman, President and CEO 215-721-2457

FOR IMMEDIATE RELEASE

UNIVEST CORPORATION OF PENNSYLVANIA - UNIVEST NATIONAL BANK
AND TRUST CO. REPORTS SECOND QUARTER EARNINGS

Souderton, Pa, July 26, 2006 — Univest Corporation of Pennsylvania (listed on NASDAQ: UVSP), parent company of Univest National Bank and Trust Co., has reported net income of $6,015,000 or $0.47 basic net income per share for the second quarter ended June 30, 2006. This represents an increase of 0.25% in net income over the same period ended June 30, 2005. Basic earnings per share were $0.47 and diluted earnings per share were $0.46 for both three month periods ended June 30, 2006 and 2005. Assets totaled $1,851,573,000 and shareholders’ equity totaled $178,116,000 as of June 30, 2006.

For the six months ended June 30, 2006, Univest reported net income of $12,229,000 or $0.95 basic net income per share compared to $11,771,000 or $0.91 basic net income per share reported for the six months ended June 30, 2005. This net income change represents an increase of 3.9%. Diluted earnings per share were $0.94 and $0.90 for the six months ended June 30, 2006 and 2005 respectively.

On July 3, 2006, Univest Corporation paid a quarterly cash dividend of $0.19 per share to shareholders of record as of June 5, 2006. This is an increase of $0.02 or 11.8% over the same period last year.

Following Univest’s stock and overall trends in the industry is convenient for investors and shareholders. Univest’s investor relations link, found on its Web site at www.univest.net, features financial highlights, detailed peer analysis, deposit market share data, and other valuable information.

Univest Corporation of Pennsylvania was founded in Souderton, Pa. and celebrates its 130th anniversary in 2006. Univest and its subsidiaries, Univest National Bank and Trust Co., Univest Insurance, Inc., and Univest Investments, Inc., provide support and leadership in their communities and offer a wide range of financial services to individuals, businesses, municipalities and non-profit organizations. Univest serves Bucks, Montgomery, and Chester counties through 34 financial service centers, 12 retirement community financial service centers, and 39 ATM locations.

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This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.

UNIVEST CORP OF PENNSYLVANIA FINANCIAL SUMMARY HIGHLIGHTS ATTACHED. FOR MORE INFORMATION call William S. Aichele, Chairman, President and Chief Executive Officer, 215-721-2457.

Univest Corporation of Pennsylvania
Financial Summary Highlights
(Unaudited)
($ in thousands, except per share data)

	For the Three Months Ended,

	June 30, 2006	June 30, 2005	% CHANGE
	(UNAUDITED)	(UNAUDITED)

Net interest income	$15,555	$14,660	6.11%

Provision for loan losses	$515	$450	14.44%

Net interest income after
provision for loan losses	$15,040	$14,210	5.84%

Net income	$6,015	$6,000	0.25%

Net income per share:

Basic	$0.47	$0.47	-

Diluted	$0.46	$0.46	-

Dividends per share	$0.19	$0.17	11.76%

	For the Six Months Ended,

	June 30, 2006	June 30, 2005	% CHANGE
	(UNAUDITED)	(UNAUDITED)

Net interest income	$30,547	$28,847	5.89%

Provision for loan losses	$1,026	$900	14.00%

Net interest income after
provision for loan losses	$29,521	$27,947	5.63%

Net income	$12,229	$11,771	3.89%

Net income per share:

Basic	$0.95	$0.91	4.40%

Diluted	$0.94	$0.90	4.44%

Dividends per share	$0.38	$0.34	11.76%

	June 30, 2006	June 30, 2005	% CHANGE
	(UNAUDITED)	(UNAUDITED)

Total assets	$1,851,573	$1,699,635	8.94%

Total shareholder's equity	$178,116	$167,158	6.56%

Total deposits	$1,439,777	$1,316,397	9.37%